Nucor Announces the Addition of Gregory J. Hayes to the Nucor Board of Directors

CHARLOTTE, N.C., Feb. 17, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) is pleased to announce that Gregory J. Hayes has been elected to the board of directors effective immediately. Mr. Hayes, 53, has served as Senior Vice President and Chief Financial Officer of United Technologies Corporation ("UTC"), a diversified company providing high-technology products and services to the global aerospace and building systems industries, since 2008.

Mr. Hayes joined UTC through the 1999 merger with Sundstrand Corporation, where he served as Vice President, Finance, for Sundstrand Aerospace. He was then appointed Vice President, Financial Planning and Analysis, for Hamilton Sundstrand. In 2003, he became UTC Vice President and Controller, and was appointed UTC Vice President, Accounting and Controls, in 2004. In 2006, his responsibilities were broadened to include Investor Relations.

Mr. Hayes is a graduate of Purdue University and is a Certified Public Accountant.

"Greg brings a wealth of experience in financial oversight, strategic planning and managerial leadership," said John Ferriola, Nucor's Chairman, President and Chief Executive Officer. "He will be a great addition to our board and we are pleased to welcome him to the Nucor team."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208